Exhibit 11.1

DATED 30 NOVEMBER 2022

JPMORGAN CHASE BANK, N.A.

AND

THE BANK OF NEW YORK MELLON, not in its

individual capacity, but solely as Trustee of the

SPDR® Gold Trust

ALLOCATED PRECIOUS METAL ACCOUNT

AGREEMENT

THIS ALLOCATED PRECIOUS METAL ACCOUNT AGREEMENT (this “Agreement”) is made on 30 November 2022 and shall become effective on 6 December 2022

BETWEEN

(1)

JPMorgan Chase Bank, N.A., a company incorporated with limited liability as a National Banking Association, whose principal London Office is at 25 Bank Street, Canary Wharf, E14 5JP, London, United Kingdom (“we” or “us”); and

(2)

The Bank of New York Mellon, a New York banking corporation, not in its individual capacity by solely as trustee of SPDR® Gold Trust (the “Trust”) as established pursuant to the Trust Indenture (defined below) (“you”).

Each a “Party” and together the “Parties”.

INTRODUCTION

We, as a member of London Precious Metals Clearing Limited (as defined below), have agreed to open and maintain for you the Allocated Account (as defined below) and to provide other services to you in connection with the Allocated Account. This Agreement sets out the terms under which we will provide those services to you and the Trust and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement:

“Account Balance” means, in relation to an Allocated Account, the Precious Metal held for you by us as from time to time identified (whether by bar serial numbers or otherwise) in, and recorded on, that Allocated Account.

“Allocated Accounts” means, in relation to Precious Metal, the loco London Precious Metal account, named the SPDR Gold Trust London Allocated Gold Account, the loco Zurich Precious Metal account, named the SPDR Gold Trust Zurich Allocated Gold Account, and/or the loco New York Precious Metal account, named the SPDR Gold Trust New York Allocated Gold Account, each established in your name as the trustee of the Trust and maintained by us on an allocated basis pursuant to this Agreement recording the amount of, and identifying, that Precious Metal received and held by us for you on an allocated basis; an “Allocated Account” means any of them.

“AURUM” means the electronic matching and settlement system operated by LPMCL.

“Availability Date” means the Business Day on which you wish to transfer or deliver Precious Metal to us for deposit into an Allocated Account.

“Business Day” means a day other than (i) a day on which the Exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

“Creation and Redemption Procedures” means the creation and redemption procedures as described in Schedule 2 (Creation and Redemption Procedures) together with amendments or modifications to such procedures made in accordance with Clause 3.6.

“Custodial Fee Letter” means the Custodial Fee Letter entered into between us and the Sponsor dated on or about the date of this Agreement.

“eBTS” means the electronic Bullion Transfer System website developed by us.

“Exchange” means the exchange or other securities market on which the shares of the Trust are principally traded, which shall initially be NYSE Arca, or such other exchange or securities market which may be specified from time to time by the Sponsor.

“Gold” means (i) gold bullion that meets the London good delivery rules, including, without limitation, with respect to the standards and specifications for gold bullion, promulgated by the LBMA from time to time, and/or (ii) any credit to an account, including the Unallocated Account, made on an Unallocated Basis, as the context requires.

“LBMA” means The London Bullion Market Association or its successors.

“London Precious Metals Markets” means the London Bullion market, and such other markets for Precious Metal operating in London as may be agreed between us from time to time.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Precious Metal” means Gold.

“Reasonable and Prudent Custodian” means a person acting in good faith and performing its contractual obligations exercising a degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced custodian of Precious Metal complying with the Rules, engaged in the same type of undertaking, under the same or similar circumstances and conditions.

“Rules” means the rules, regulations, practices and customs of the LBMA, LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Governor and Company of the Bank of England, any Sanctioning Body and such other regulatory authority or other body (in the United States, the United Kingdom or Switzerland) applicable to the Parties and/or to the activities contemplated by this Agreement or the activities of a Sub-Custodian.

“Sanctioning Body” means any of the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom, Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom;

(iv)	the United States, the Office of Foreign Assets Control of the Department of Treasury of the United States of America;

(v)	the State of Secretariat for Economic Affairs of Switzerland; and

(vi)	Canada / China / Hong Kong / such other jurisdictional body.

For purpose of this Agreement, “Sanctioning Body” shall mean, with respect to the Trustee, the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom, Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom; and

(iv)	the United States, the Office of Foreign Assets Control of the Department of Treasury of the United States of America.

“Sanctions” means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered or enforced by a Sanctioning Body from time to time.

“Sanctions List” means any list of specifically designated nationals or blocked or sanctioned persons or entities (or similar) imposed, administered or enforced by a Sanctioning Body in connection with Sanctions from time to time.

“Sponsor” means World Gold Trust Services, LLC or its successor; however, it shall be a condition of this Agreement that any such successor shall: (i) require prior written approval by us; (ii) be subject to our internal due diligence and onboarding processes (to be carried out in our absolute discretion); and (iii) not become the Sponsor until (i) and (ii) are completed.

“Sub-Custodian” means a sub-custodian, agent or depository (including an entity within our corporate group) appointed by us (and approved in writing by you and the Sponsor) for temporary custody and safekeeping of Precious Metal.

“Trust Indenture” means the Trust Indenture of SPDR® Gold Trust dated as of November 12, 2004 and amended from time to time, between World Gold Trust Services, LLC, as the sponsor, and The Bank of New York Mellon, as the trustee.

“Unallocated Account” means, in relation to Precious Metal, the loco London Precious Metal account, named the SPDR Gold Trust London Unallocated Gold Account, established in your name as the trustee of the Trust and maintained by us on an Unallocated Basis pursuant to the Unallocated Precious Metal Account Agreement.

“Unallocated Basis” means, with respect to Precious Metal credited to an account, that the person in whose name the account is held is (i), in the case of a positive balance, entitled to delivery in accordance with the Rules of an amount of Precious Metal equal to the amount of Precious Metal standing to the credit of the person’s account or (ii), in the case of a negative balance, obligated to deliver in accordance with the Rules an amount of Precious Metal equal to the amount of Precious Metal standing to the debit of the person’s account. Such person has no ownership interest in any specific Precious Metal that we own or hold.

“Unallocated Precious Metal Account Agreement” means that certain Unallocated Precious Metal Account Agreement between you and us dated as of the date of this Agreement, as amended and/or restated from time to time.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Vault Premises” means any of the following:

(i)	JP Morgan Chase Bank N.A., 60 Victoria Embankment, London, EC4Y OJP, UK;

(ii)	JPMorgan Chase Bank N.A., 1 Chase Manhattan Plaza, New York, 10005-1401, New York, USA; and/or

(iii)	Malca Amit, Bimenzaltenstrasse 75, Building A, 8302 Kloten, Zurich, Switzerland.

For purpose of this Agreement, “Vault Premises” shall mean, with respect to any Sub-Custodian, the following:

(i)	Bank of England, Threadneedle Street, London, EC2R 8AH, UK.

“Withdrawal Date” means the Business Day on which you wish to withdraw Precious Metal from an Allocated Account.

1.2

Interpretation: The headings in this Agreement do not affect its interpretation. References to the singular include the plural and vice versa. The word “including” means “including without limitation”.

2.	ALLOCATED ACCOUNT

2.1

Opening Allocated Accounts: We shall open and maintain the Allocated Accounts in your name, as trustee of the Trust, and we agree to hold Precious Metal for you on an allocated basis on the terms of this Agreement.

2.2	Denomination of Allocated Accounts: The Precious Metal recorded in the Allocated Accounts shall be denominated in fine troy ounces of gold (to three decimal places).

2.3

Reports: We will provide reports to you relating to deposits into and withdrawals from an Allocated Account and the Account Balance of that Allocated Account in such form and with such frequency as required, and containing such information, as may be agreed between us, or as otherwise specified in Schedule 1. Such reports will also be available to you daily by means of eBTS, provided that, if eBTS is unavailable for any reason, we will agree upon a temporary notification system for making such reports available to us.

2.4

Discrepancies: If a material error or discrepancy is noted by you on any report provided pursuant to Clause 2.3 in relation to any activity or balances, you will notify us in writing as soon as reasonably practical so that we may investigate and resolve any such material error or discrepancy as soon as reasonably practicable, provided, however, that any failure or delay on your part in notifying us shall not limit our obligation to resolve, reverse or correct errors or discrepancies hereunder).

2.5

Reversal of entries: We shall reverse any provisional or erroneous entries to an Allocated Account with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made (including, without limitation, where we have credited a deposit made pursuant to Clause 3.1 and on receipt by us of the Precious Metal we determine that it does not comply with the Rules or that it is not the number of fine troy ounces required by the Rules for the amount of Precious Metal which you notified to us for deposit), and we shall notify you in writing as soon as reasonably practical of any such reversals. Without limiting the foregoing, if Precious Metal delivered to an Allocated Account upon withdrawal from the Unallocated Account is determined to be of a fineness or a number of fine troy ounces different from the fineness or the number of fine troy ounces we have reported to you, (i) we shall debit that Allocated Account and credit the Unallocated Account with the requisite amount of Precious Metal if the determination reduces the total fine troy ounces of Precious Metal that should have been credited to that Allocated Account, and (ii) we shall credit that Allocated Account and debit the Unallocated Account with the requisite amount of Precious Metal if the determination increases the total fine troy ounces of Precious Metal that should have been credited to that Allocated Account. Additionally, if we credit or debit Precious Metal to or from an Allocated Account that is not of the fine troy ounces we have represented to you or, in the case of a credit, otherwise does not meet the good delivery rules promulgated by the LBMA from time to time, recovery by you, to the extent such recovery is otherwise allowed, shall not be barred by your delay in asserting a claim because of the failure to discover any loss or damage incurred by you or the Trust regardless of whether such loss or damage could or should have been discovered.

2.6

Access: We will allow you, the Sponsor and your and their identified representatives, independent public accountants and bullion auditors access to our Vault Premises, upon reasonable notice during normal business hours, to examine the Precious Metal and such records as you and they may reasonably require to perform their respective audit duties in respect of the Precious Metal. The Parties agree that any such access shall be subject to execution of a confidentiality agreement and agreement of our security procedures, and except as otherwise provided pursuant to this Clause 2.6, will be limited to no more than two (2) times per calendar year for our Vault Premises. You may request additional visits to our Vault Premises for audit or other inspection duties and we will make reasonable efforts to accommodate such visits to the extent practicable. If, at the time of any visit, with respect to any portion of Precious Metal allocated to you not at our premises, we will use our reasonable efforts, to the extent they permit such access, to arrange for you and your identified representatives, independent public accountants and bullion auditors to visit the premises of a Sub-Custodian which holds the Precious Metal on your behalf. For the avoidance of doubt, you acknowledge and agree that (i) whilst we may request a visit to the Sub-Custodian’s premises on your behalf, we shall be under no obligation to procure permission from the Sub-Custodian that you or your identified representatives may make such a visit; and (ii) as of the date of this Agreement, the Bank of England does not permit such visits to its vault premises and unless and until this policy changes, you will not request that we procure permission to visit the Bank of England’s vault premises.

2.7

Customer relationship manager: We will provide you with a dedicated customer relationship manager with a direct dial contact number and email address. We will provide you with the contact information for the initial customer relationship manager within two Business Days of the date of this Agreement. Whenever there is a new customer relationship manager or a change in the contact information of the current customer relationship manager, we will as soon as practicable provide you with the name, direct dial number and email address of such new customer relationship manager or the changed contact information of the current customer relationship manager.

2.8

Regulatory Reporting: To the extent that our activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States or any other jurisdiction, we will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, and upon reasonable request, cooperate with you and the Sponsor and your and the Sponsor’s representatives to provide such information concerning our activities as may be necessary for such filings to be completed. Additionally, to the extent that our activities or controls in our capacity as custodian of the Trust’s assets are relevant to the information presented in the financial statements of the Trust, we will, upon reasonable request, cooperate with the Sponsor and you to assist the Sponsor in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing the Trust’s external auditors with information and reports regarding our internal controls over financial reporting as far as such reporting relates to the scope of our duties.

3.	DEPOSITS

3.1

Procedure: You may at any time notify us of a deposit of Precious Metal to be made to an Allocated Account. A deposit may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	a transfer and allocation of Precious Metal from the Unallocated Account to the loco London Allocated Account;

(b)

a transfer of Precious Metal from a Sub-Custodian to the loco London Allocated Account made pursuant to Clause 7.4 by means of (i) a transfer by a book entry debit from an allocated account of such Sub-Custodian to the Allocated Account or (ii) a physical delivery of Precious Metal from such Sub-Custodian;

(c)	a transfer of Precious Metal to an Allocated Account from another Allocated Account made pursuant to Clause 5.1(b) by means of a book entry debit from such other Allocated Account;

(d)	physical transfers of Precious Metal to an Allocated Account from another custodian of the Trust’s Precious Metal; or

(e)

other physical transfers of Precious Metal to an Allocated Account that are permitted under this Agreement, the Unallocated Precious Metal Account Agreement or otherwise approved by the Sponsor and us.

3.2

In relation to deposits pursuant to Clause 3.1 above, we: (i) accept liability for all costs (including transportation and insurance, if any) in relation to the delivery of such Precious Metal; and (ii) shall bear all risk of loss of such Precious Metal, whether due to theft, destruction or otherwise. Any Precious Metal delivered to us in physical form must be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness).

3.3	Notice requirements: Any notice relating to a deposit of Precious Metal must be in writing and:

(a)

if it relates to a deposit by unallocated transfer or book entry credit pursuant to Clauses 3.1(a) or (c), be received by us no later than 10:00 am (London time) on the Business Day of such deposit, or, for deposits subject to the Creation and Redemption Procedures, no later than such other time as may be specified in the Creation and Redemption Procedures (and, if received later than 10:00 am (London time) or such other applicable time as may be specified in the Creation and Redemption Procedures, will be processed on the next Business Day) and specify the details of the account to which the Precious Metal is to be transferred;

(b)

if it relates to a deposit by physical delivery pursuant to Clauses 3.1(d) or (e), be received by us no later than 2:00 pm (London time) 2 Business Days prior to such deposit (and, if received later than 2:00 pm (London time), will be processed on the next Business Day) and, if we are not transporting the Precious Metal, specify the name of the person or carrier that will deliver the Precious Metal to us; and

(c)

in all cases, specify the total amount (in the appropriate denomination) of Precious Metal to be deposited to an Allocated Account, the Availability Date, the Withdrawal Date (if applicable) and any other information which we may from time to time require.

Notwithstanding the foregoing, no notice relating to a deposit of Precious Metal shall be required for any transfers of Precious Metal to the loco London Allocated Account made pursuant to Clause 7.4.

3.4	Timing: A deposit of Precious Metal will not be credited to an Allocated Account until:

(a)	in the case of a deposit made by a transfer from an unallocated account pursuant to Clause 3.1(a), the transferred Precious Metal has been allocated and recorded to that Allocated Account;

(b)

in the case of a deposit made by book entry transfer pursuant to Clauses 3.1(b) or (c), the corresponding amount of allocated Precious Metal has been credited and recorded to that Allocated Account; and

(c)

in the case of a deposit made by physical delivery pursuant to Clauses 3.1(b), (d), or (e), we have received the Precious Metal in accordance with Clauses 3.1 and 3.2, verified its compliance with the Rules and weighed it in accordance with LBMA practice to confirm that it is the weight required by the Rules for the amount of the relevant Precious Metal which you notified to us for deposit.

3.5	Right to refuse Precious Metal or amend procedure:

We may refuse to accept Precious Metal if required by the Rules or other applicable law, and, if we do refuse to accept Precious Metal, we will notify you and the Sponsor of such refusal as soon as practically possible. To the extent reasonably practicable, we will not amend our procedure for the transfer of Precious Metal into your Allocated Accounts or impose additional procedures without your and the Sponsor’s prior written consent (such consent not to be unreasonably withheld), provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in applicable law or, provided that we are acting in good faith and in a commercially reasonable manner, the Rules. We will notify you as soon as reasonably practicable in accordance with Clause 15 if we amend our procedures or impose additional ones in relation to the deposit of Precious Metal and such notice shall include details of the amended or additional procedures imposed, and, in doing so, we will consider your needs to communicate any such change to authorised participants of the Trust and others.

3.6	Creation and Redemption Procedures:

You, with the prior written consent of the Sponsor, may amend or modify the Creation and Redemption Procedures from time to time upon reasonable advance notice and, if the amendment or modification relates to our duties, after consultation with us, provided that, if the amendment or modification would have a material adverse effect on our ability to adhere to the Creation and Redemption Procedures (in our reasonable opinion), such amendment or modification may not be made without our prior written consent (which consent will not be unreasonably withheld or delayed) unless such amendment or modification is required by applicable law.

4.	WITHDRAWALS

4.1

Procedure: You may at any time notify us in writing of a withdrawal of Precious Metal from the Allocated Balance of an Allocated Account. A withdrawal may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	a deallocation and transfer of Precious Metal from the loco London Allocated Account to the Unallocated Account;

(b)	a transfer of Precious Metal from an Allocated Account to another Allocated Account made pursuant to Clause 5.1(b) by means of a book entry debit from such Allocated Account;

(c)	physical transfer of Precious Metal from an Allocated Account to another custodian of the Trust’s Precious Metal; or

(d)

other physical transfers of Precious Metal from an Allocated Account that are permitted under this Agreement, the Unallocated Precious Metal Account Agreement or otherwise approved by the Sponsor and us.

Any Precious Metal made available to you in physical form will be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness).

4.2	Notice requirements: Any notice relating to a withdrawal of Precious Metal must:

(a)

if it relates to a withdrawal by unallocated transfer or book entry debit pursuant to Clauses 4.1(a) or (b), be received by us no later than 3:00 pm (London time) on the Withdrawal Date, or, for withdrawals subject to the Creation and Redemption Procedures, no later than such other time as may be specified in the Creation and Redemption Procedures (and, if received later than 3:00 pm (London time) or such other applicable time as may be specified in the Creation and Redemption Procedures), will be processed on the next Business Day) and specify the details of the account to which the Precious Metal is to be transferred;

(b)

if it relates to a withdrawal by physical delivery pursuant to Clauses 4.1 (c) or (d), be received by us no later than 11:00 am (London time) 2 Business Days prior to the Withdrawal Date (and, if received later than 11:00 am (London time) 2 Business Days prior to the Withdrawal Date, will be processed on the next Business Day) and, if we are not transporting the Precious Metal, specify the name of the person or carrier that will collect the Precious Metal from us; and

(c)

in all cases, specify the total amount (in the appropriate denomination) of Precious Metal to be delivered to you or to your order, the Withdrawal Date and any other information which we may from time to time require.

4.3

Right to amend procedure: We will not amend our procedure for the transfer of Precious Metal out of your Allocated Accounts or impose additional procedures without your and the Sponsor’s prior written consent (such consent not to be unreasonably withheld), provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in applicable law or, provided that we are acting in good faith and in a commercially reasonable manner, the Rules. We will notify you as soon as reasonably practicable in accordance with Clause 15 if we amend our procedures or impose additional ones in relation to the transfer of Precious Metal out of your Allocated Accounts and such notice shall include details of the amended or additional procedures imposed, and, in doing so, we will consider your needs to communicate any such change to authorised participants of the Trust and others.

4.4

Collection or Delivery of Precious Metals: Any additional terms and conditions (if any) relating to the collection and physical delivery of Precious Metal to locations other than our Vault Premises or the Vault Premises of any Sub-Custodian are set out below:

(a)

In relation to withdrawals from an Allocated Account, from the time at which your designated carrier takes physical delivery of the relevant Precious Metal: (i) you accept liability for all costs of transportation and insurance (if any) in relation to the delivery of such Precious Metal upon withdrawal, and (ii) you shall bear all risk of loss of such Precious Metal, whether due to theft, destruction or otherwise. For this purpose, your designated carrier shall be deemed to have taken physical delivery of Precious Metal once such Precious Metal is no longer in our possession or in the possession of our Sub-Custodian or agent.

(b)

You must collect, or arrange for the collection of, Precious Metal being withdrawn from us or our Sub-Custodian at your expense and risk. We will advise you of the location from which the Precious Metal may be collected no later than 2 Business Days prior to the Withdrawal Date.

(c)

If you do not notify us of the serial numbers of the bars of (or otherwise identify) the specific Precious Metal to be withdrawn from the Account Balance, we are entitled to select which bars from those comprising the Account Balance are to be made available to you.

4.5

Substitution: Only upon your prior written approval in consultation with the Sponsor, may we substitute Precious Metal comprising your Account Balance (the “Transferred Portion”) in exchange for the transfer by us to you of the same number of substitute bars of like quality of Precious Metal which comply with the Rules (including, without limitation, the Rules relating to good delivery and fineness) (the “Substituted Portion”) by removing from an Allocated Account the records identifying the Transferred Portion and simultaneously recording in that Allocated Account the Precious Metal identified by the serial numbers of the relevant bars (or by other appropriate means) comprising the Substituted Portion. We accept liability for all costs and shall bear all risk of loss in relation to any substitution made under this Clause 4.5. The number of fine ounces held by us for you shall be the same before and after any such substitution.

5.	INSTRUCTIONS

5.1	Your representatives:

(a)

Only you have the right to give instructions to us with respect to the Allocated Accounts. We may assume that instructions have been properly authorised by you if they are given or purport to be given by a person who is, or purports to be, and is reasonably believed by us to be, a director, employee or other authorised person acting for you.

(b)

The Sponsor, in consultation with us, shall determine the amount of Precious Metal to be held in any of the Allocated Accounts from time to time, with such determinations to be made in accordance with, as applicable, the Custodial Fee Letter. The Sponsor is authorised to give instructions to you for the transfer of Precious Metal between any of the Allocated Accounts. Upon your receipt of any such instructions, you will provide such instructions to us pursuant to Clause 5.2. You shall have no responsibility or liability for (i) any determination of the amount of Precious Metal to be held in any Allocated Account or the Sponsor’s decision to transfer Precious Metal between any of the Allocated Accounts or (ii) the direct or indirect consequences of any such determination or decision. All transfers of Precious Metal between any of the Allocated Accounts shall be at our cost and risk of loss, provided that, to the extent provided in the Custodial Fee Letter, such transfers shall be at the cost (but not the risk of loss) of the Sponsor.

5.2

Instructions: All transfers into and out of the Allocated Accounts shall be made upon receipt of, and in accordance with, instructions given (or appearing to be given) by you to us. Such instructions may be given by the Society for Worldwide lnterbank Financial Telecommunications secure messaging system (“SWIFT”) or, if for any reason SWIFT is not operational, by authenticated email transmission in accordance with our internal funds transfer policy or by such other means as the Parties may agree upon from time to time. Unless otherwise agreed, any such instruction or communication shall be effective if given by written means. We may assume that any electronic instructions have been validly given on your behalf. We reserve the right to obtain further validation of any instructions.

5.3

AURUM: You acknowledge that, if applicable, instructions relating to a counterparty for whom we do not already provide settlement services will be forwarded by us to AURUM on your behalf. You acknowledge that AURUM is operated by a third party and that we cannot be responsible for any errors, omissions or malfunctions in the systems operated by

AURUM. To the extent that AURUM is not available or suffering a malfunction, you agree that our obligations under this Agreement shall be postponed during such unavailability or such malfunction and until a reasonable period thereafter. We will notify you as soon as is reasonably practical of any such unavailability or malfunction.

5.4

Amendments: Once given, instructions continue in full force and effect until they are cancelled or amended. Any such instructions shall be valid and binding only after actual receipt by us in accordance with Clause 5.2.

5.5

Unclear or ambiguous instructions: If, in our opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from you but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.6

Refusal to execute: We reserve the right to refuse to execute instructions if in our opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law. In the case of being contrary to the Rules, we shall promptly provide you with the reasons for not being able to execute the instructions unless prohibited from doing so by the Rules or appliable law. We shall in no circumstances have any obligation to act upon any instruction which in our opinion would result in a negative balance in any Allocated Account.

6.	CONFIDENTIALITY

6.1

Disclosure to others: Subject to Clauses 6.2 and 6.3, each Party shall respect the confidentiality of information acquired under this Agreement, and neither will, without the written consent of the other, disclose to any other person any information acquired under this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of the public offering of shares issued by the Trust.

6.2

Permitted disclosures: Each Party accepts that from time to time the other Party may be required by the Rules or applicable law, or a court order or similar process, or requested by a government department or agency, fiscal body or regulatory authority, to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party’s auditors, by its legal or other advisors or by a company which is in the same group of companies as a Party (e.g., a subsidiary or holding company of a Party), by a Sub-Custodian or, in your case, by the Sponsor. In any such case, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. Each Party irrevocably authorises the other to make such disclosures without further reference to such Party.

6.3

You acknowledge that, as a member of the LPMCL and, in connection with carrying out our duties and obligations under this Agreement, it may be necessary from time to time for us to disclose to LPMCL and/or other clearing members, your account details and certain other information in order to act in accordance with your notices hereunder for the purposes of facilitating settlement. You acknowledge and accept that such disclosures may be made by us for the purposes set out in this Clause 6.3.

7.	CUSTODY SERVICES

7.1	Appointment: You hereby appoint us:

(a)

in respect of Precious Metal held in the Allocated Account in New York and London, to act as custodian and bailee of the Precious Metal comprising the applicable Account Balances in accordance with this Agreement and in accordance with any Rules and laws which apply to us or to any Sub-Custodian; and

(b)

in respect of Precious Metal held in the Allocated Account in Zurich, to act as custodian and Besitzmittler of the Precious Metal comprising the applicable Account Balance, all to be duly kept as bank deposit assets (Depotwerte) pursuant to the Swiss banking act and in accordance with this Agreement and in accordance with any Rules and laws which apply to us or to any Sub-Custodian.

We accept those appointments. Except as otherwise provided under this Agreement, we do not undertake the responsibility of a trustee or any other duties in relation to such Precious Metal not implied by the law of bailment and possession as well as the Swiss banking legislation regarding its holding in custody as bank deposit assets (Depotwerte).

7.2

Segregation of Precious Metal: We will segregate the Precious Metal comprising the applicable Account Balances from any Precious Metal which we own or which we hold for our other clients, and we will require each Sub-Custodian to identify in their books and records the Precious Metal held by them for us (including any Precious Metal which we hold for the benefit of the Trust in the Allocated Accounts in accordance with this Agreement) from any Precious Metal which it owns or which it holds for its other clients. Entries on our books and records will identify the Precious Metal held by us or, as applicable, at a Sub-Custodian, for the benefit of the Trust, and will refer to the Precious Metal by refiner, assay, serial number and gross and fine weight, and by any other marks required for the identification of the Precious Metal under the Rules. We will notify you of the Precious Metal held by us or, as applicable, a Sub-Custodian, for the benefit of the Trust, in accordance with Clause 2.3 or upon request. For the avoidance of doubt, in any circumstance where we have agreed to hold for you a quantity of Precious Metal which cannot be allocated in a whole number of physical bars, your Allocated Accounts will record the nearest whole number of physical bars not exceeding such quantity of Precious Metal, and the difference between the quantity of Precious Metal comprised by such physical bars and the quantity of such Precious Metal which we have agreed to hold for you will be held by us for you in the Unallocated Account as an unallocated amount of Precious Metal pursuant to the Unallocated Precious Metal Account Agreement.

7.3

Ownership of Precious Metal: We will identify in our books that the Precious Metal comprising the Account Balances belongs solely to you. We irrevocably declare that you are the owner of all right, title, interest and benefit in, to and under any Precious Metal in your Allocated Accounts deposited with, or in the possession of, us. We irrevocably declare that you are the owner of all right, title, interest and benefit in, to and under (a) any Precious Metal in your Allocated Accounts deposited with, or in the possession of, a Sub-Custodian; (b) any Precious Metal in your Allocated Accounts deposited with, or in the possession of, any other person; (c) any agreement between us and a Sub-Custodian or other such person in respect of such Precious Metal in your Allocated Accounts; and (d) any rights of recourse against a Sub-Custodian or other such person in respect of such Precious Metal in your Allocated Accounts, for a period of 80 years from the date of this Agreement.

7.4

Location of Precious Metal: The Precious Metal comprising the Account Balances must be held by us (i) at the nominated Vault Premises unless otherwise agreed between the Parties or (ii) at the Vault Premises of a Sub-Custodian. We shall use commercially reasonable efforts promptly (i) to transport any Precious Metal held for you by a Sub-Custodian to our London Vault Premises or (ii) substitute the Precious Metal held for you by a Sub-Custodian by a book entry debit from an allocated account of such Sub-Custodian and corresponding credit of Precious Metal to the loco London Allocated Account at our London Vault Premises. If we allocate Precious Metal to the loco London Allocated Account and such Precious Metal is held by a Sub-Custodian (but only if such Sub-Custodian is approved by you in writing and its vault premises are stated in the definition of Vault Premises) and such Precious Metal is physically transported from the Sub-Custodian’s Vault Premises to our London Vault Premises, then: (i) we accept liability for all costs related to the transportation of such Precious Metal, including insurance, from the Sub-Custodian’s Vault Premises to our London Vault Premises; and (ii) we bear the risk of loss of such Precious Metal, whether due to theft, destruction or otherwise. We agree that all delivery and packing shall be in accordance with the Rules and LBMA good market practices, and if there is a change in the delivery or packing due to a change in the Rules, we shall promptly provide you with the reasons for the change.

7.5

Replacement of Precious Metal: If any Precious Metal credited to an Allocated Account does not comply with the Rules (including, without limitation, the Rules relating to good delivery and fineness), we shall as soon as practical replace such Precious Metal with Precious Metal which complies with the Rules (including, without limitation, the Rules relating to good delivery and fineness) by (i) debiting that Allocated Account and crediting the Unallocated Account with the requisite amount of Precious Metal to be replaced, (ii) providing replacement Precious Metal which complies with the Rules, and which is of an amount that approximates the amount of Precious Metal to be replaced as closely as practical and (iii) debiting the Unallocated Account and crediting that Allocated Account with the requisite amount of replacement Precious Metal. We shall not start the foregoing replacement process on a particular Business Day unless we are reasonably sure that such replacement process can be started and completed in the same Business Day. We shall notify you by email and/or SWIFT message as soon as practical on the Business Day (but no later than the end of business on such Business Day) when (i) that Precious Metal credited to that Allocated Account does not comply with the Rules and (ii) when replacement Precious Metal has been credited to that Allocated Account in accordance with this Clause. Such notification shall include details of the Precious Metal which did not comply with the Rules, and the replacement Precious Metal, including, without limitation, for each bar of non-compliant or replacement Precious Metal (i) the name of the refiner and (ii) information regarding the vault location, gross weight, fineness, serial ID number, size and fine ounces. If there is a change in compliance due to a change in the Rules, we shall promptly provide you with the reasons for the change.

8.	SUB-CUSTODIANS

8.1

Sub-Custodians: We may appoint Sub-Custodians solely for the temporary custody and safekeeping of Precious Metal comprising the Account Balances until such Precious Metal is transferred to our London Vault Premises as provided in Clause 7.4. We will use reasonable care in the appointment of any Sub-Custodian. We will notify you of any appointment of a Sub-Custodian, or if we want to select any additional Sub-Custodian or stop using any Sub-Custodian for such purpose as set out in Schedule 1. Your receipt of notice that we have selected a Sub-Custodian shall not be deemed to limit our responsibility in selecting such Sub-Custodian. Not more frequently than annually, upon your request, we shall confirm to you that from time to time we may hold Precious Metal for our own account with one or more Sub-Custodians. Any Sub-Custodian shall be a LBMA member, except for the Governor and the Company of the Bank of England. We shall notify you and the Sponsor as soon as practicable (and in any event no later than 2 Business Days from the date of our becoming aware) of any difficulties or problems existing with respect to a Sub-Custodian of which we become aware, with our acknowledging that we endeavour to apply the same or higher standard of care where practical with respect to any Sub-Custodian as we apply to the services provided by us. As per the definition of “Sub-Custodian” in Clause 1.1, any appointment of a Sub-Custodian other than the Sub-Custodians whose vault premises are listed in the definition of Vault Premises must be approved in writing by you and the Sponsor.

8.2

Notice: We will provide you on request with the name and address of any Sub-Custodian of Precious Metal comprising the Account Balances along with any other information which you may reasonably require concerning the appointment of the Sub-Custodian.

8.3

Liability: We shall be liable for any loss suffered by you as a result of any act or omission or insolvency of any Sub-Custodian, including, without limitation, to the extent directly resulting from our fraud or negligence in the appointment of that Sub-Custodian.

9.	REPRESENTATIONS

9.1	Each Party represents and warrants to the other, on a continuing basis, that:

(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)

it has all necessary authority, powers, consents, licences and authorisations and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the persons entering into this Agreement on its behalf have been duly authorised to do so; and

(d)

this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable laws of bankruptcy, insolvency and similar laws and principles of equity) and do not and will not violate the terms of any applicable laws, or any order, charge or agreement by which it is bound.

9.2

In addition to (and without limitation of) the representations and warranties given by us in Clause 9.1, we represent and warrant to you, on a continuing basis, that we will adhere to the Creation and Redemption Procedures and that we will provide daily reports as more particularly described in Clause 2.3 (Reports) and Schedule 1 that are necessary to facilitate the daily P&L and NAV reports.

10.	SANCTIONS

10.1	In addition to (and without limitation of) the representations and warranties given by you in Clause 9.1 above, you represent, warrant, and undertake, on a continuing basis, that:

(a)	you are not, and the Trust is not, a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions; and

(b)

we acknowledge that you do not review or monitor the activities of the authorised participants of the Trust with respect to their compliance with Sanctions. Subject to the limitation in the preceding sentence, you represent, in relation to your own actions taken in connection with this Agreement, that you are not knowingly acting in violation of any applicable Sanctions, and will not knowingly cause us to hold any Precious Metal that originates from financial crime or that would cause us to facilitate the violation of any Sanctions.

10.2

Subject to Clause 10.1, you agree that, to the best of your knowledge, neither any Precious Metal nor the proceeds of any Precious Metal will be used by you in any way to fund the activities or business of any person or entity in violation of Sanctions. You further agree that we shall be under no obligation to comply with a notice of withdrawal delivered pursuant to Clause 4.1 where we, in consultation with you and the Sponsor (to the extent such consultation is permitted by law, regulation and internal compliance policies and procedures), have reasonable grounds to suspect that doing so would constitute a violation of Sanctions.

10.3

In the event that you breach Clause 10.1 or 10.2 above, or if we have reasonable grounds to believe that you have breached Clause 10.1 or 10.2 above, we shall have the right to terminate this Agreement upon written notice to you and the Sponsor. Our indemnification provided in Clause 12.5 shall apply to any such termination.

10.4	Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party any liability to or imposed by a Sanctioning Body.

11.	FEES AND EXPENSES

11.1

Fees: Pursuant to the Custodial Fee Letter, the Sponsor will pay us fees for our services under this Agreement. Such fee is inclusive of fees for storage and insurance of the Precious Metal and any fees and expenses of Sub-Custodians used in connection with this Agreement.

11.2

Expenses: Pursuant to the Custodial Fee Letter, the Sponsor has agreed to pay us on demand all costs, charges and expenses (including any reasonable legal fees) incurred by us in connection with the performance of our duties and obligations under this Agreement or otherwise in connection with the Allocated Accounts (including, without limitation, any delivery, collection or storage costs). Pursuant to the Custodial Fee Letter, the Sponsor shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto, with respect to any Allocated Account maintained by us pursuant to this Agreement or any deposits or withdrawals related thereto.

11.3	Credit balances: No interest or other amount will be paid by us on any credit balance on an Allocated Account.

11.4

Debit balances: You are not entitled to overdraw an Allocated Account, and we shall not carry out any instruction from you where to do so would in our opinion cause an Allocated Account to have a negative balance.

11.5

Default interest: If you fail to pay us any amount payable by you under this Agreement when it is due, we reserve the right to charge you interest (both before and after any judgement) on any such unpaid amount. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by you as a separate debt.

11.6

No Recovery from the Trust: Amounts payable by the Sponsor pursuant to this Clause 11 or otherwise under this Agreement shall not be debited from an Allocated Account, but shall be solely payable by the Sponsor, and we hereby acknowledge that we will have no recourse against any Precious Metal standing to the credit of the Allocated Accounts or to you or the Trust in respect of any such amounts.

12.	SCOPE OF RESPONSIBILITY

12.1

Exclusion of liability: We will adhere to the standards of a Reasonable and Prudent Custodian at all times in the performance of our duties under this Agreement, and we will be responsible for any loss or damage suffered by you as a direct result of any negligence, fraud or wilful misconduct on our part in the performance of our duties or as provided in Clause 8.3, and in which case our liability will not exceed the aggregate market value of the Account Balances and the account balance of the Unallocated Account at the time of such negligence, fraud or wilful misconduct or any act, omission or insolvency of any Sub-Custodian as per Clause 8.3 (calculating the value using the next available price for Precious Metal on the relevant London Precious Metals Markets following the occurrence of such negligence, fraud or wilful misconduct or any act, omission or insolvency of any Sub-Custodian as per Clause 8.3). We shall not in any event be liable for any consequential loss, or loss of profit or goodwill, whether or not resulting from any negligence, fraud or wilful misconduct on our part.

12.2

No duty or obligation: We are under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this Agreement.

12.3	Insurance:

(a)

We shall at all times maintain adequate insurance cover with reputable and solvent insurers of international standing with respect to our custodial obligations and the Precious Metal comprising your Account Balances, and we will pay and be responsible for all cost, fees and expenses (including, without limitation, any applicable premium and relevant taxes, each of which we undertake to pay in a timely manner) in relation to any such insurance policy or policies. In the event that we elect to reduce, cancel or not to renew such insurance, we will give you prior written notice as follows: in the case of a reduction, we will endeavour to provide such notice at least 30 days prior to the effective date of the reduction; and in the event of a cancellation or expiration of the insurance without renewal we will provide such notice at least 30 days prior to the last day of insurance coverage. We will provide you with evidence of such insurance upon reasonable prior notice and, subject to your execution of a mutually agreeable non-disclosure agreement, we will periodically allow you to review such insurance from time to time upon reasonable prior notice and will provide the Sponsor with information regarding such insurance required by the Sponsor in connection with the maintenance of the registration of the shares of the Trust. We acknowledge that you may obtain separate insurance at your own expense solely for your benefit to insure the Precious Metal comprising the Account Balances and that we will promptly provide you with all information reasonably necessary for you to obtain such insurance.

(b)

In the event of (i) loss, damage, destruction or mis-delivery of your Precious Metal, or (ii) another event occurring (incurred or not) which is likely to affect in any way your Precious Metal, or (iii) an event or circumstance occurs that may give rise to any of the event listed in (i) or (ii) above, we shall inform you in writing as soon as practicable upon becoming aware of any such occurrence and we shall consult with you and file claims with our insurer, unless we elect to reimburse you promptly directly from our own funds. At all times: (x) we shall keep you informed as to any progress of such insurance claim, and (y) we shall act in a prudent and reasonable manner in managing any insurance claim in connection with your Precious Metal and (z) we shall not act in a manner that may prejudice your position or recovery in connection with any such insurance claim.

(c)

Pursuant to any claim by us under a relevant insurance policy in respect of Precious Metal comprising your Account Balances, whereupon we receive any proceeds from the relevant insurer in satisfaction of that claim, we will pass such proceeds to you promptly upon receipt, unless we have already paid to you any sum in respect of your Account Balances.

12.4

Force majeure: We shall not be liable to you for any delay in performance, or for the non-performance of, any of our obligations under this Agreement by reason of any cause beyond our reasonable control. This includes but is not limited to any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, cyber-attack or event, clearing or settlement facilities, industrial action, war, civil war, hostilities (whether war be declared or not), epidemic, pandemic, revolution, rebellion, insurrection, civil strife acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation. We shall promptly provide you with the reasons for such delay in performance, or non-performance.

12.5

Indemnity: You shall, solely from and to the extent of the assets of the Trust, indemnify and keep us indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which we may suffer or incur, directly or indirectly, in connection with this Agreement, except to the extent that such sums are due directly to our negligence, wilful misconduct or fraud. The foregoing indemnity shall not apply to our fees, expenses and other amounts that are paid by the Sponsor pursuant to Clause 11 or otherwise under this Agreement.

12.6	Our interests and affiliates’ interests: We have the right, without notifying you, to act upon your instructions or to take any other action permitted by the terms of this Agreement even where:

(a)	we, directly or indirectly, have an interest in the consequences of such instruction or action;

(b)	we process your instructions on an aggregated basis together with similar instructions from other clients; or

(c)

we have a relationship with another party which does or may create a conflict with our duty to you, including (without prejudice) circumstances where we or any of our associates may: (i) act as financial adviser, banker or otherwise provide services to your contract counterparty; (ii) act in the same arrangement as agent for more than one client; or (iii) earn profits from any of the activities listed herein.

We or any of our divisions, branches or affiliates may be in possession of information tending to show that the action required by your instructions may not be in your best interests, but shall not have any duty to disclose any such information.

13.	TERMINATION

13.1

Method: Either Party may terminate this Agreement (a) by giving not less than 90 Business Days written notice to the other Party, (b) immediately by written notice in the event of the presentation of a winding-up order, bankruptcy or analogous event in relation to the other Party or (c) pursuant to Clause 10.3.

13.2	Any notice given by you under Clause 13.1 must specify:

(a)	the date on which the termination will take effect (the “Termination Date”);

(b)	the person to whom the applicable Account Balance is to be delivered; and

(c)	all other necessary arrangements for the delivery of the applicable Account Balance to you or to your order.

13.3

Redelivery arrangements: Following any termination of this Agreement, if you do not make arrangements acceptable to us for the delivery of the applicable Account Balance to you or to your order, we may continue to hold the Precious Metal constituting such Account Balance, in which case we will continue to charge the fees and expenses payable pursuant to Clause 11. If you have not made arrangements acceptable to us for the delivery of the Account Balances within 6 months of the Termination Date, we will be entitled to close the Allocated Accounts and sell the Precious Metal constituting the Account Balances (at such time and on such markets as we consider appropriate) and account to you for the proceeds after deducting any amounts due to us under this Agreement.

13.4

Termination. For the avoidance of any doubt, upon receipt of notice of any termination of this Agreement pursuant to Clause 13.1, we agree to continue to serve as custodian and bailee pursuant to the terms of this Agreement for the period of time between the provision of notice and the Termination Date and we will facilitate the liquidation and distribution of the Trust, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian in accordance with the Trust Indenture, we shall cooperate with you and the Sponsor in good faith to effect a smooth and orderly transfer of the Precious Metal held in the Allocated Accounts, the custodial services provided under this Agreement and all applicable records as directed by you or the Sponsor to a successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as you or the Sponsor may reasonably require in order to effect such transfer however to the extent we properly incur costs for such actions those costs shall be for the Sponsor. The Sponsor shall provide you with any instructions concerning the transfer, including physical transport, of Precious Metal to a successor custodian and, upon receipt of such instructions, you shall provide such instructions to us pursuant to Clause 5.2 or as otherwise as we and you may agree.

13.5

Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed. The provisions of Clauses 6 and 17 shall survive the termination of this Agreement.

13.6	eBTS: Effective the Termination Date, the use of the Website (as defined in Schedule 1) will automatically be terminated and no further access to the Website will be permitted.

13.7

Change in Trustee: If there is any change in the identity of the trustee of the Trust in accordance with the Trust Indenture, then we and you shall execute such documents and shall take such actions as the new trustee of the Trust and the outgoing trustee of the Trust may reasonably require for the purpose of vesting in the new trustee of the Trust the rights and obligations of the outgoing trustee of the Trust, and releasing the outgoing trustee of the Trust from its future obligations under this Agreement. Our obligations under this Clause 13.7 shall be conditioned on the us having conducted prompt, reasonable and proportionate due diligence to our reasonable satisfaction on any such new Trustee.

14.	VALUE ADDED TAX

14.1

VAT exclusive: All sums payable under this Agreement and referenced in the Custodial Fee Letter (including but not limited to storage, handling and clearing fees) shall be deemed to be exclusive of VAT.

15.	NOTICES

15.1

Form: Except as otherwise provided in this Agreement, any notice or other communication under or in connection with this Agreement shall be given in writing which includes an electronic transmission in a form permitted by Clause 15.2.

15.2

Method of transmission: Except as otherwise provided in this Agreement, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication or the Sponsor, at its address, number or destination set out below or another address, number or destination specified by that Party or the Sponsor by written notice to the other Party or Parties or the Sponsor, as the case may be.

If to us, to:

JPMorgan Chase Bank, N.A.

25 Bank Street, Canary Wharf, London, E14 5JP, UK

5th Floor: Commodities

Email: bullion.clearing@jpmorgan.com; EMEA_bullion_sales@jpmorgan.com

If to you, to:

The Bank of New York Mellon

240 Greenwich Street

8th Floor

New York, New York 10286

Attention: ETF Services

Telephone: 718-315-4591

Facsimile: 732-667-9585

E-Mail: etfservicesgs@bnymellon.com

The address and numbers of the Sponsor for purposes of receiving notices under this

Agreement is:

SPDR® Gold Trust

c/o World Gold Trust Services, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

legalnotices@gold.org

(212) 317-3800

15.3	Deemed receipt of notice: A notice or other communication under or in connection with this Agreement will be deemed received or delivered only if actually received or delivered.

15.4

Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by you as evidence of the orders or instructions given. In the event of inconsistency between the written notice and oral orders or instructions, the terms of the written notice shall prevail.

16.	GENERAL

16.1

No advice: Our duties and obligations under this Agreement do not include providing you with investment advice. In asking us to open and maintain the Allocated Accounts, you do so in reliance upon your own judgement, and we shall not owe to you any duty to exercise any judgement on your behalf as to the merits or suitability of any deposits into, or withdrawals from, the Allocated Accounts.

16.2

Rights and remedies: Our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Account Balances and any lien or other rights we may have to set-off, combine or consolidate any of your accounts, provided that, except as provided in Clauses 13.3 and 16.11, we shall not have any lien or other rights to set-off, merge, combine or consolidate the Allocated Accounts.

16.3

Business Day: If an obligation of a Party would otherwise be due to be performed on a day which is not a Business Day in respect of an Allocated Account, such obligation shall be due to be performed on the next succeeding Business Day in respect of that Allocated Account.

16.4

Assignment: This Agreement is for the benefit of and binding upon us both and our respective successors and permitted assigns, and, except as provided in Clause 13.7 with respect to you, no Party shall assign, transfer or encumber, or purport to assign, transfer or encumber any of its rights or obligations under this Agreement without the other Party’s prior agreement in writing (such agreement not to be unreasonably withheld) provided that this Clause 16.4 shall not restrict our power to merge or consolidate with any party or to dispose of all or substantially all of our custody business to another party.

16.5

Amendments: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by us both. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

16.6

Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

16.7	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g., liability for personal injury or death caused by negligence).

16.8

Entire Agreement: This Agreement and the Unallocated Precious Metal Account Agreement represent the entire agreement between us, and supersede any previous agreements between us, relating to the subject matter of this Agreement and the Unallocated Precious Metal Account Agreement.

16.9

Counterparts; Signatures: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement. Facsimile, PDF and other electronic signatures shall be acceptable and binding.

16.10

Third Party Rights: You are our sole customer under this Agreement. Except with respect to the Trust, which shall be considered a beneficiary of this entire Agreement, and the Sponsor, which shall be a beneficiary (as applicable) of Clauses 2.6, 2.8, 3.1, 3.5, 4.1, 4.3, 5.1(b), 8.1, 12.3 and 13.4, we do not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement, and, other than the Sponsor, this Agreement does not confer a benefit on any person who is not a party to it. The Parties do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it, except for the Sponsor, and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement. Nothing in this paragraph is intended to limit the obligations hereunder of any successor trustee of the Trust or to limit the right of any successor trustee of the Trust to enforce our obligations hereunder.

16.11

No Liens: We will not create any right, charge, security interest, lien or claim against the Account Balances, except those in our favour arising under this Agreement or under the Unallocated Precious Metal Account Agreement, and we will not loan, hypothecate, pledge or otherwise encumber any of the Account Balances except pursuant to your instructions. Notwithstanding the foregoing sentence, we will not create any right, charge, security interest, lien or claim against the Account Balances with respect to the payment or non-payment by the Sponsor of our fees, expenses and other amounts that are paid by the Sponsor pursuant to Clause 11 or otherwise under this Agreement.

16.12

Role of Trustee: You are a party to this Agreement in your capacity as trustee of the Trust and, accordingly, you shall only be liable to satisfy any obligations under this Agreement, including, without limitation, any obligations or liabilities arising in connection with any default by you under this Agreement, to the extent of the assets held from time to time by you as trustee of the Trust (the “Trust Assets”); and no recourse shall be had to: (i) any assets other than the Trust Assets, including, without limitation, any of the assets held by you as trustee, co-trustee or nominee of a trust other than the Trust, as owner in your individual capacity or in any way other than as trustee of the Trust; or (ii) you for any assets that have been distributed by you to the beneficiaries of the Trust.

17.	GOVERNING LAW AND JURISDICTION

17.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

17.2

Jurisdiction: The courts of the State of New York, in the United States of America, and the Unites States federal court located in the Borough of Manhattan in such state shall have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts, waive any claim of forum non conveniens and any objections to the laying of venue, and further waive any personal service.

17.3

Waiver of immunity: To the extent that you may in any jurisdiction claim for yourself or your assets any immunity from suit, judgement, enforcement or otherwise howsoever, you agree not to claim and irrevocably waive any such immunity to which you would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

17.4

Service of process: Process by which any proceedings are begun may be served by being delivered to the addresses specified below. This does not affect the right of either of us to serve process in another manner permitted by law.

Our address for service of process:

JPMorgan Chase Bank, N.A.

25 Bank Street, Canary Wharf, London, E14 5JP, UK

5th Floor: Commodities and 23rd Floor – Legal Department

Attention: EMEA_bullion_sales@jpmorgan.com

Your address for service of process:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Service Directors

The Sponsor’s address for service of process:

SPDR® Gold Trust

c/o World Gold Trust Services, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attn: General Counsellegalnotices@gold.org

[Signature Page Follows]

EXECUTED by the Parties

Signed on behalf of

JPMorgan Chase Bank, N.A

by:

Signature	/s/ Mark Amlin
Name	Mark Amlin
Title	Executive Director

Signed on behalf of

The Bank of New York Mellon,

not in its individual capacity, but solely as trustee of the SPDR® Gold Trust by:

Signature	/s/ Michael Spates
Name	Michael Spates
Title	Vice President

SCHEDULE 1

To Allocated Precious Metal Account Agreement dated 30 November 2022

This Schedule forms an integral part of the Agreement and expressions contained herein shall, where applicable, have the same meaning as defined in the Agreement.

Clause 2.3: Reports

Agreed methods of giving instructions include the following:

Through eBTS, accessible through the JP Morgan Chase Bank website (the “Website”) by you pursuant to the terms of the website agreement.

Reports will be provided for each Business Day, by no later than 9:00 a.m. New York time on the following Business Day.

Reports will be provided in PDF and Excel format.

Reports will include details of any Precious Metal held by us, or, as applicable, at a Sub-Custodian, for you, and will contain the following details:

•	bar numbers

•	purity

•	gross weight in [oz/kg]

•	fine weight in [oz/kg]

•	brand

•	vault premises

•	Year of production

•	any other such marks as may be required for the identification of gold under the Rules or applicable law from time to time

Reports will include information showing the movement of Precious Metal into and out of an Allocated Account and the Unallocated Account and identifying separately each transaction and the Business Day on which it occurred. Such reports will include information to allow you to determine whether, by the close of Business on any Business Day, we have allocated Precious Metal standing to your credit in the Unallocated Account to an Allocated Account in accordance with Clause 5.3 (Continuous Allocation of Gold) of the Unallocated Precious Metal Account Agreement.

In order to satisfy your and the Sponsor’s regulatory reporting requirements, upon your request, we will provide written notification to you, by no later than ten Business Days after the end of each calendar quarter and calendar year, stating the following:

•	the amount of assets held for you by us and any Sub-Custodian as of the end of the respective calendar quarter or calendar year; or

•	that we have no such holdings as of the end of the respective calendar quarter or calendar year.

Clause 8.1: Sub-Custodians

As, pursuant to Clause 8.1 (Sub-Custodians), any arrangement to hold Precious Metal for you with a Sub-Custodian must only be temporary, we will provide notification via email (and telephonic notice, in our discretion, for anything we deem may require immediate attention) of any Sub-Custodian allocation as soon as reasonably practicable and, in any event, no later than the Business Day upon which allocation occurs.

Clause 11.5: Default interest

The rate of interest applicable under this clause will be 1% above the Secured Overnight Financing Rate (SOFR) for the currency in which the amount is due, or if such rate is not available, such rate of interest as the Parties shall mutually agree upon in good faith.

SCHEDULE 2

CREATION AND REDEMPTION PROCEDURES

SPDR® GOLD TRUST PROCEDURES FOR JPMORGAN CHASE BANK, N.A.

CREATION AND REDEMPTION OF SPDR® GOLD SHARES AND RELATED GOLD TRANSACTIONS

Scope of Procedures and Overview

These procedures (the “Procedures”) describe the processes by which one or more Baskets of SPDR® Gold Trust shares (the “Shares”) issuable by BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, as trustee (the “Trustee”) of the SPDR® Gold Trust (the “Trust”), may be purchased or, once Shares have been issued, redeemed by an Authorized Participant (a “Participant”). Shares may be created or redeemed only in blocks of 100,000 Shares (each such block, a “Basket”). Because the issuance and redemption of Baskets also involve the transfer of Gold between the Participant and the Trust, certain processes relating to the underlying Gold transfers also are described.

Under these Procedures, Baskets may be issued only with respect to Gold transferred to and held in the Trust’s allocated Gold account maintained in London, England by JPMorgan Chase Bank, N.A., as custodian (the “Custodian”). Capitalized terms used in these Procedures without further definition have the meanings assigned to them in the Trust Indenture (the “Indenture”), dated as of November 12, 2004, as amended November 26, 2007, May 20, 2008, June 1, 2011, June 18, 2014, March 20, 2015, April 14, 2015, September 5, 2017, February 6, 2020 and November 30, 2022 and as may be further amended from time to time, between the Trustee and World Gold Trust Services, LLC (the “Sponsor”) or the Participant Agreement entered into by each Participant with the Sponsor and the Trustee.

For purposes of these Procedures, a “Business Day” is defined as any day other than (i) a day on which the Exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of Gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

Baskets are issued pursuant to the Prospectus, which will be delivered by the Sponsor to each Participant prior to its execution of the Participant Agreement, and are issued and redeemed in accordance with the Indenture and the Participant Agreement. Baskets may be issued and redeemed on any Business Day by the Trustee in exchange for Gold, which the Trustee receives from Participants or transfers to Participants, in each case on behalf of the Trust. Participants will be required to pay a nonrefundable per order transaction fee of $2,000 to the Trustee (the “Transaction Fee”).

Participants and the Trust transfer Gold between each other using the unallocated bullion account system of the London bullion market. Transfers of Gold to and from the Trust are effected pursuant to (i) the Allocated Precious Metal Account Agreement (the “Trust

Allocated Agreement”) between the Trustee and the Custodian establishing the Trust’s allocated account (the “Trust Allocated Account”) and the Unallocated Precious Metal Account Agreement (the “Trust Unallocated Agreement”) between the Trustee and the Custodian establishing the Trust’s unallocated account (the “Trust Unallocated Account”; the Trust Allocated Agreement and the Trust Unallocated Agreement are collectively referred to as the “Trust Custody Agreements”) and (ii) a Participant Unallocated Bullion Account Agreement (the “Participant Unallocated Agreement”) between the Participant and JPMorgan Chase Bank, N.A. or another Gold clearing bank of LPMCL, establishing the Participant’s unallocated account (the “Participant Unallocated Account”).

Gold is transferred between the Trust and Participants through the Trust Unallocated Account. When Gold is to be transferred to the Trust from a Participant (in exchange for the issuance of Baskets), the Gold is transferred from the Participant Unallocated Account to the Trust Unallocated Account and then allocated from there to the Trust Allocated Account. When Gold is to be transferred to a Participant (in connection with the redemption of Baskets), the Gold is deallocated from the Trust Allocated Account to the Trust Unallocated Account and is transferred from there to the Participant Unallocated Account.

Each Participant is responsible for ensuring that the Gold it intends to transfer to the Trust in exchange for Baskets is available for transfer to the Trust in the manner and at the times described in these Procedures. In meeting this responsibility, the Participant may make such independent arrangements as it sees fit, including the borrowing of Gold, to ensure that the relevant amount(s) of Gold is credited in time.

Upon acceptance of the Participant Agreement by the Sponsor and the Trustee, the Trustee will assign a personal identification number (a “PIN number”) to each Authorized Person authorized to act for the Participant. This will allow the Participant through its Authorized Person(s) to place Purchase Order(s) or Redemption Order(s) for Baskets.

Important Notes:

•	Any Order is subject to rejection by the Trustee for the reasons set forth in the Indenture or the Participant Agreement.

•	All Orders are subject to the provisions of the Indenture, the Trust Custody Agreements and the Participant Agreement relating to unclear or ambiguous instructions.

CREATION PROCESS

An order to purchase one or more Baskets placed by a Participant with the Trustee by 4:00 p.m. N.Y. time on a Business Day (such day, “CREATION T”) results in the following taking place, in most instances, by 11:00 a.m. N.Y. time (usually 4:00 p.m. London time) on CREATION T+2:

•	Allocation to the Trust Allocated Account of Gold satisfying the LBMA Good Delivery Rules in the amount corresponding to the Baskets to be issued; and

•	Transfer to the Participant’s account at The Depository Trust Company (“DTC”) of the number of Baskets corresponding to the Gold the Participant has transferred to the Trust.

CREATION PROCEDURES

PLACEMENT OF CREATION ORDER T

1.

Participants shall place a Purchase Order with the Trustee no later than 3:59:59 p.m. (New York time) (the “Order Cutoff Time”) on any Business Day. Purchase Orders received by the Trustee on or after the Order Cutoff Time on a Business Day will not be accepted.

2.	For purposes of Paragraph 1 above, a Purchase Order shall be deemed “received” by the Trustee only when either of the following has occurred no later than the Order Cutoff Time:

a.

Telephone/fax Order — An Authorized Person of the Participant calls the Trustee at (844) 545-1258 to notify the Trustee that the Participant wishes to place a Purchase Order with the Trustee to create an identified number of Baskets and to request that the Trustee provide an order number (an “Order Number”). The Authorized Person provides a PIN number as identification to the Trustee. The Trustee provides the Participant with an Order Number for the Participant’s Purchase Order Form. The Participant then completes and sends by fax or email to the Trustee the Purchase Order Form included as Exhibit B to the Participant Agreement. The Purchase Order Form must include the Authorized Person’s signature, the number of Baskets being purchased, and the Order Number previously provided by the Trustee, or

b.

Web-based Order — An Authorized Person of the Participant shall have accessed the Trustee’s online services (https://connect.bnymellon.com), the use of which shall be subject to the Trustee’s Order Entry System Terms and Conditions.

3.

If the Trustee has not received the Purchase Order Form from the Participant within 15 minutes after the Trustee receives the phone call from the Participant referenced in Paragraph (2)(a) above, the Trustee places a phone call to the Participant to enquire about the status of the Order. If the Participant does not send by fax or email the Purchase Order Form to the Trustee within 15 minutes after the Trustee’s phone call, the Participant’s Order is cancelled. The Trustee will then notify the Participant that the Order has been cancelled by telephone call.

4.

If the Trustee has received the Participant’s Purchase Order Form on time in accordance with the preceding timing rules, then by 5:00 p.m. N.Y. time the Trustee returns to the Participant a copy of the Purchase Order Form submitted, marking it

“Affirmed.” The Trustee also indicates on the Purchase Order Form the amount of Gold and cash, if any, necessary for the Creation Deposit, and provides details of the method of payment required for the Transaction Fee and the cash portion, if any, of the Creation Deposit.

5.

Based on the Purchase Orders placed with it on CREATION T, the Trustee sends an authenticated electronic message (Swift MT699 or MT604, as determined by the Trustee) to the Custodian indicating the total ounces of Gold for which the Trustee will require an allocation into the Trust Allocated Account on CREATION T+2. In addition, the authenticated electronic message (Swift MT699 or MT604, as determined by the Trustee) will separately identify all expected unallocated Gold receipts from each Participant. If the Trustee rejects a Purchase Order pursuant to the Indenture or the Participant Agreement after the foregoing messages are given to the Custodian, the Trustee will notify the Custodian of such rejection, identifying the Participant whose Purchase Order was rejected and the number of ounces of Gold contained in the rejected Purchase Order.

6.

Each Participant acquiring Baskets on CREATION T+2 sends an authenticated electronic message (Swift MT604) to its LPMCL gold clearing bank to transfer from the Participant’s Participant Unallocated Account Gold in the relevant amount(s) to the Trust Unallocated Account, with such transfer to be completed no later than 10:00 am London time on CREATION T+2.

CREATION T+2

1.	By 10:00am London time,the Participant’s LPMCL gold clearing bank transfers the relevant amount(s) of Gold from the Participant’s Participant Unallocated Account to the Trust Unallocated Account.

2.

By 2:00 p.m. London time (usually 9:00 a.m. N.Y. time), the Custodian will notify the Trustee by email of the status of the allocation process, including (i) the amount of Gold transferred to the Trust Unallocated Account from each Participant’s Participant Unallocated Account, separately stated; (ii) the amount of Gold that has been transferred into the Trust Allocated Account from the Trust Unallocated Account, and (iii) the amount of Gold, if any, remaining in the Trust Unallocated Account. In the event there is any need for clarification of the status of the allocation process, the Trustee will telephone the Custodian to obtain such clarification. This notice does not reflect the official transfer record of the Custodian, which is completed as of the conclusion of the Custodian’s Business Day.

3.

At 11:00 a.m. N.Y. time (usually 4:00 p.m. London time), following receipt of the notice from the Custodian of the status of the allocation process described in Paragraph (2) above, the Trustee authorizes the creation and issuance of the Baskets ordered by each Participant on CREATION T for which the Trustee has received confirmation from the Custodian that the relevant amount(s) of Gold have been transferred from the Trust Unallocated Account to the Trust Allocated Account. If the Custodian is unable to complete the allocation of Gold from the Trust Unallocated Account to the Trust Allocated Account by such time, the Trustee will issue Baskets as soon as practical after the Custodian has notified the Trustee by email that it has completed the allocation of Gold to the Trust Allocated Account in the relevant amount(s). The creation and issuance of Baskets will occur through the DTC system known as “Deposit and Withdrawal at Custodian” or “DWAC.”

[Redemption Process Follows on Next Page]

REDEMPTION PROCESS

An order to redeem one or more Baskets placed by a Participant with the Trustee by 4:00 p.m. N.Y. time on a Business Day (such day, “REDEMPTION T”) results in the following taking place by 11:00 a.m. N.Y. time (usually 4:00 p.m. London time) on REDEMPTION T+2:

•	Transfer to the Trustee’s account at DTC and the subsequent cancellation of the relevant number of the Participant’s Baskets; and

•

Transfer to the Participant by credit to the Participant’s Participant Unallocated Account of Gold and cash, if any, in the relevant amount(s) corresponding to the Baskets delivered for redemption (the “Redemption Distribution”).

REDEMPTION PROCEDURES

PLACEMENT OF REDEMPTION ORDER T

1.

Participants shall place a Redemption Order with the Trustee no later than 3:59:59 p.m. (New York time) (the “Order Cutoff Time”) on any Business Day. Redemption Orders received by the Trustee on or after the Order Cutoff Time on a Business Day will not be accepted.

2.	For purposes of Paragraph 1 above, a Redemption Order shall be deemed “received” by the Trustee only when either of the following has occurred no later than the Order Cutoff Time:

a.

Telephone/fax Order — An Authorized Person of the Participant calls the Trustee at (844) 545-1258 to notify the Trustee that the Participant wishes to place a Redemption Order with the Trustee to redeem an identified number of Baskets and to request that the Trustee provide an Order Number. The Authorized Person provides a PIN number as identification to the Trustee. The Trustee provides the Participant with an Order Number for the Participant’s Redemption Order Form. The Participant then completes and sends by fax or email to the Trustee the Redemption Order Form included as Exhibit B to the Participant Agreement. The Redemption Order Form must include the Authorized Person’s signature, the number of Baskets being redeemed, and the Order Number previously provided by the Trustee., or

b.

Web-based Order — An Authorized Person of the Participant shall have accessed the Trustee’s online services (https://connect.bnymellon.com), the use of which shall be subject to the Trustee’s Order Entry System Terms and Conditions.

3.

If the Trustee has not received the Redemption Order Form from the Participant within 15 minutes after the Trustee receives the phone call from the Participant referenced in Paragraph (2)(a) above, the Trustee places a phone call to the Participant to enquire about the status of the Order. If the Participant does not send by fax or email to the Trustee the Redemption Order Form within 15 minutes after the Trustee’s phone call, the Participant’s Order is cancelled. The Trustee will then notify the Participant that the Order has been cancelled by telephone call.

4.

If the Trustee has received the Participant’s Redemption Order Form on time in accordance with the preceding timing rules, then by 5:00 p.m. N.Y. time the Trustee returns to the Participant a copy of the Redemption Order Form submitted, marking it “Affirmed.” The Trustee also indicates on the Redemption Order Form the amount of Gold and cash, if any, to be delivered in the Redemption Distribution, and provides details of the method of payment to be used for the Transaction Fee and the method of delivery of the cash portion, if any, of the Redemption Distribution.

5.

By the close of business (usually 5:00 p.m. N.Y. time), each Participant redeeming Baskets on REDEMPTION T+2 sends an authenticated electronic message (Swift MT605) to its LPMCL gold clearing bank, identifying that Participant’s Participant Unallocated Account into which Gold, in the relevant amount(s), is to be received on REDEMPTION T+2.

6.

By the close of business (usually 5:00 p.m. N.Y. time), the Trustee sends an authenticated electronic message (SWIFT MT699) containing instructions to the Custodian to transfer on REDEMPTION T+2 from the Trust Allocated Account to the Trust Unallocated Account (“deallocate”) the total amount of Gold required to settle the Redemption Orders received by the Trustee on REDEMPTION T. If the Trustee rejects a Redemption Order pursuant to the Indenture or the Participant Agreement after the foregoing message is sent, the Trustee will notify the Custodian of such rejection, identifying the Participant whose Redemption Order was rejected and the number of ounces of Gold contained in the rejected Redemption Order.

REDEMPTION T+2

1.	Between 9:00 a.m. London time and 3:00 p.m. London time, the Custodian deallocates Gold in the amount(s) specified in the Trustee’s instructions sent on REDEMPTION T.

2.	By 9:00 a.m. N.Y. time, the Participant delivers free to the Trustee’s Participant account at DTC (#2209) the Baskets to be redeemed.

3.

If the Trustee does not receive from a redeeming Participant all Shares comprising the Baskets being redeemed by 9:00 a.m. N.Y. time, the Trustee will (i) settle the Redemption Order to the extent of whole Baskets received from the Participant and (ii) keep the redeeming Participant’s Redemption Order open until 9:00 a.m. N.Y. time on the following Business Day (REDEMPTION T+3) as to the balance of the Redemption Order (such balance, the “Suspended Redemption Order”). For each day (whether or not a Business Day) the Redemption Order is held open, the Participant will be charged by the Trustee the greater of $300 or $30 times the number of Baskets included in the Suspended Redemption Order.

4.

By 10:00 a.m. New York time (usually 3:00 p.m. London time), the Trustee sends an authenticated electronic message (Swift MT699) to the Custodian directing the Custodian to transfer Gold in the relevant amount from the Trust Unallocated Account to the Participant Unallocated Account. The Custodian will make reasonable commercial efforts to allocate Gold remaining in the Trust Unallocated Account after this transfer to the Trust Allocated Account by the close of business in London, in accordance with the standing instruction in the Trust Custody Agreements.

5.

By close of business in New York (usually 5:00 p.m. N.Y. time), the Trustee sends an authenticated electronic message (Swift MT699) containing instructions to the Custodian to transfer the total amount of Gold involved in that day’s Suspended Redemption Order(s) from the Trust Allocated Account to the Trust Unallocated

Account by 9:00 a.m. N.Y. time (usually 2:00 p.m. London time) the following Business Day. This amount will be in addition to any amount being transferred pursuant to an existing instruction to deallocate in respect of redemptions settling in the normal schedule, for which the following day will be REDEMPTION T+2.

6.

By the close of business in New York (usually 5:00 p.m. N.Y. time), each Participant redeeming Baskets on REDEMPTION T+3 with respect to a Suspended Redemption Order sends an authenticated electronic message (Swift MT699) to its LPMCL gold clearing bank, identifying that Participant’s Participant Unallocated Account into which Gold, in the relevant amount(s), is to be received on REDEMPTION T+3.

SUSPENDED REDEMPTION ORDER T+3

1.

By 9:00 a.m. N.Y. time (usually 2:00 p.m. London time), the redeeming Participant must deliver free to the Trustee’s Participant account at DTC (#2209) the Basket(s) comprising the Suspended Redemption Order. The Trustee will settle the Suspended Redemption Order to the extent of whole Baskets received. Any balance of the Suspended Redemption Order will be cancelled.

2.	The sequence of instructions and events related to the settlement of the Suspended Redemption Order on REDEMPTION T+3 will be made in the manner provided for a Redemption Order under REDEMPTION T+2.

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